SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2008
TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613

(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

27335 West 11 Mile Road
Southfield, Michigan	48034

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (248) 357-2866
(Former name or former address if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreements
Item 5.02 Appointment of Principal Officers; Departure of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Press Release dated February 11, 2008
Employment and Non-Competition Agreement dated February 11, 2008

Item 1.01 Entry into a Material Definitive Agreements
     See Item 5.02, which is incorporated herein by reference.
Item 5.02 Appointment of Principal Officers; Departure of Principal Officers
     On February 11, 2008, TechTeam Global, Inc. (“TechTeam” or the “Company”) issued a press release announcing that Gary J. Cotshott had been appointed as President, Chief Executive Officer and Director of the Company. A copy the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Mr. Cotshott, 57, was Vice President and General Manager of the Dell Services business unit of Dell Inc. between 1998 and August 2007.
     On February 11, 2008, the Company entered into an Employment and Non-Competition Agreement with Mr. Cotshott (“Employment Agreement”). Under the Employment Agreement, Mr. Cotshott will receive: (1) an initial annual salary of $350,000; (2) 300,000 non-qualified stock options, which (i) vest in equal quarterly installments over four years, starting at the end of the 1st quarter of 2008, (ii) have a ten year term, and (iii) bear a strike price of the closing price of the Company’s common stock on February 11, 2008; (3) 50,000 shares of restricted stock, which vest in equal quarterly installments over four years starting at the end of the 1st quarter of 2008; and (4) annual option grants for four years, starting in 2009, of a minimum of 50,000 options. Mr. Cotshott is eligible to participate in the Company’s Annual Incentive Plan and the Executive Long-Term Incentive Plan during 2008, and he is guaranteed a cash bonus for fiscal 2008 of at least $126,000 under the Annual Incentive Plan. Mr. Cotshott will be entitled to participate in all benefits and executive perquisites under the Company’s benefit plans, and he will receive up to $35,000 per year toward medical insurance reimbursement, professional financial and tax assistance, and annual medical examinations.
     Either TechTeam or Mr. Cotshott may terminate the Agreement without cause. TechTeam can terminate the Agreement with “Cause,” and Mr. Cotshott can terminate the Agreement for “Good Reason” or under certain circumstances upon a Change of Control. The Agreement will also terminate upon Mr. Cotshott’s death or disability. Cause includes, but is not limited to; (1) an act of fraud, embezzlement, theft, or other similar material dishonest conduct in connection with his employment; (2) his willful and continued failure to substantially perform the principal aspects of the his duties, which continues after fourteen (14) days written notice; (3) an intentional action or failure to act by him that is materially injurious to the Company; (4) any act or omission by him involving malfeasance or gross negligence in the performance of his duties hereunder; and/or (5) his failure to follow the reasonable and lawful instructions given in good faith by the Board. Good Reason includes (a) violation by the Company of this Agreement, which remains uncured after such breach for sixty (60) days; (b) he is required to relocate outside the greater metropolitan Austin, Texas area; or (c) the Company reduces or reassigns, in any material aspect, any of his offices, titles, duties or responsibilities, reporting requirements, authority or prerogatives or removes him from any position in the Company, including membership on the Board of Directors. A “Change of Control” of the Company means: (i) any merger, consolidation, recapitalization of the Company or the sale or other transfer of greater than 50% of all then outstanding voting shares of the Company entitled to vote generally in the election of the directors; (ii) the consummation of the sale, lease, dissolution or other transfer or disposition of all or a majority of the assets or operations of the Company; or (iii) a change in composition of the Board of Directors involving a majority of the then current incumbent directors as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended.
     Further, the Agreement requires Mr. Cotshott to maintain the confidentiality of TechTeam’s confidential information, not to compete with TechTeam during his employment and for one year after the termination of the Agreement, or solicit TechTeam’s employees or customers during the term of the Agreement and two years thereafter.
     Effective February 11, 2008, William C. Brown, resigned as the Company’s President and Chief Executive Officer. The Board expects Mr. Brown to remain an employee of the Company reporting to the Board of Directors with his future role with Company to be determined. Finally, the Board also increased the number of members of the Board of Directors from eight to nine.
Item 9.01 Financial Statements and Exhibits
     (D) THE FOLLOWING EXHIBITS ARE INCLUDED WITH REPORT

Exhibit 99.1	TechTeam Global, Inc. Press Release dated February 11, 2008.

Exhibit 99.2	Employment and Non-Competition Agreement between the Company and Gary J. Cotshott dated February 11, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.
By	/s/ Michael A. Sosin
Michael A. Sosin
Secretary

Date: February 14, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	TechTeam Global, Inc. Press Release dated February 11, 2008.

99.2	Employment and Non-Competition Agreement between the Company and Gary J. Cotshott dated February 11, 2008

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